77Q2


W. Nicholas Thorndike, a former Trustee, filed a late report on Form 4 disclosing a transaction involving a sale of fund shares during the funds last fiscal year.

John A. Hill, Chairman of the Board of Trustees, filed two late reports on Form 4 disclosing two transactions involving a sale and purchase of fund shares during the funds fiscal year ended
August 31, 2003.